Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ZIM Integrated Shipping Services Ltd.:

We consent to the incorporation by reference in the registration statement (No. 333-252619) on Form S-8 of ZIM Integrated Shipping Services Ltd. of our report dated March 21, 2021, with respect to the consolidated statements of financial position of ZIM Integrated Shipping Services Ltd. as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, which report appears in the December 31, 2020 annual report on Form 20-F of ZIM Integrated Shipping Services Ltd.

/s/ Somekh Chaikin

Member Firm of KPMG International

Haifa, Israel

March 21, 2021